RESOLUTIONS OF
                            THE BOARD OF DIRECTORS OF
                             NATIONSBANK CORPORATION

                                 April 22, 1998

                            Appointment of Committee


         RESOLVED FURTHER, that Paul J. Polking and Charles M. Berger hereby are appointed attorneys-in-fact for, and each of them with full power to act without the other hereby is authorized and empowered to sign the Registration Statement and any amendment or amendments (including any pre-effective or post-effective amendments) thereto on behalf of, the Corporation and any of the following, to wit: the Principal Executive Officer, the Principal Financial Officer, the Principal Accounting Officer, and any other officer of the Corporation;






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                            CERTIFICATE OF SECRETARY



         I, Allison Gilliam, Assistant Secretary of NationsBank Corporation, a corporation duly organized and existing under the laws of the State of North Carolina (the "Corporation"), do hereby certify that the foregoing is a true and correct copy of the resolutions duly adopted by the Board of Directors of the Corporation at a meeting of the Board of Directors held on April 22, 1998, at which meeting a quorum was present and acting throughout and that said resolutions are in full force and effect and have not been amended or rescinded as of the date hereof.

         IN WITNESS WHEREOF, I have hereupon set my hand and affixed the seal of the Corporation as of this 29 day of April, 1998.



                                                     s/s ALLISON GILLIAM
                                                     Assistant Secretary



(CORPORATE SEAL)



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